EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pioneer Drilling Company:

We consent to the incorporation by reference in the registration statements on Form S-8 of Pioneer Drilling Company (Reg. Nos. 333-48286 and 333-110569) and the registration statement on Form S-3 (Reg. No. 333-113036) of our report dated June 23, 2004, with respect to the consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the Annual Report on Form 10-K of Pioneer Drilling Company for the fiscal year ended March 31, 2004.

San Antonio, Texas

June 28, 2004